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                                                Filed Pursuant to Rule 424(b)(3)
                                        Registration Statement Number 333-112274

            Addendum to Prospectus Supplement Dated February 24, 2006

                                                             Dated: July 1, 2006

                                 STATE OF ISRAEL
                                  $400,000,000
                    FLOATING RATE LIBOR BONDS (SIXTH SERIES)
                    ----------------------------------------

Initial Interest Rate for the Bonds purchased during the Sales Period commencing on July 1, 2006 and terminating on July 14, 2006 are:

4-Year Floating Rate LIBOR Bond     5.6875%
10-Year Floating Rate LIBOR Bond    5.7875%

These interest rates were calculated as follows:

4-Year Floating Rate LIBOR Bond:

Applicable LIBOR    +   Number of basis points set by = Initial Interest Rate:
                                                        ---------------------
for July 1-14, 2006:    State of Israel at beginning
-------------------
                        of this sales period:
                        --------------------

5.6875.%                0 basis points                 5.6875%


10-Year Floating Rate LIBOR Bond:

Applicable LIBOR    +   Number of basis points set by  = Initial Interest Rate:
                                                         ---------------------
for July 1-14, 2006:    State of Israel at beginning
-------------------
                        of this sales period:
                        --------------------

5.6875.%                10  basis points                 5.7875%

5-Year Floating Rate LIBOR Bond is not available during this Sales Period.

Applicable LIBOR is then adjusted two banking days prior to December 1 and June 1 during the term of the bonds. Bonds purchased during the semi-monthly sales period of July 15, 2006 to July 31, 2006 will receive the rate and spread in effect for that sales period. A purchase is effective when all required subscription documents are received in a form acceptable to Israel and the full purchase price is accepted.